Exhibit 5.2
CONTACTS:

     Media:               Investors:          Andrew Baer
     Johnann McIlwain     John Alderfer       Josh Pekarsky
     Alliance Gaming      Alliance Gaming     Kekst and Company
     (702) 435-4200       (702) 435-4200      (212) 593-2655


                                            FOR IMMEDIATE RELEASE


       ALLIANCE GAMING RECEIVES FIRM FINANCING COMMITMENTS
                   TO FUND BALLY GAMING OFFER


    -- No Longer Requires Due Diligence to Complete Offer --


LAS VEGAS, NEVADA, SEPTEMBER 1, 1995 -- Alliance Gaming Corporation (NASDAQ:ALLY) announced today that it has accepted firm commitments for $65 million in financing to fund its tender offer of $12.50 cash per share for 4.4 million shares of Bally Gaming International, Inc. This financing is not conditioned on due diligence, and Alliance therefore will be able to close its tender offer immediately following regulatory approval, which it anticipates obtaining by the end of September. Accordingly, Alliance is extending its tender offer until 12 o'clock midnight New York time on Friday, September 29, 1995. The number of shares currently tendered is approximately 1,000,000. Upon closing the tender offer, Alliance Gaming will have majority control of Bally Gaming and expects to complete the subsequent merger of the two companies by Thanksgiving. No additional funds will be necessary to consummate the merger.

As announced previously, Alliance Gaming is prepared to raise its offer to $13.00 cash per Bally Gaming share if the Bally Gaming break-up fee arrangement with WMS is invalidated.

The financing commitments include $35 million in senior financing to be provided by Foothill Capital Corp., and $30 million in senior subordinated financing to be provided by Cerberus Partners, L.P. and affiliates of Canyon Partners, Incorporated. These commitments replace the expressions of interest furnished to Alliance earlier by two banks.

Steve Greathouse, Alliance's Chairman and Chief Executive
Officer, stated, "Our ability to obtain firm financing

      commitments not conditioned on due diligence demonstrates the overwhelming economic and business rationale for our combination with Bally Gaming."

Alliance also outlined in a letter mailed today to Bally Gaming shareholders why it believes its offer is superior to the lower-value, more conditional and less timely WMS proposal that has been embraced by Bally Gaming's directors.


The full text of the letter follows:

                                   September 1, 1995

Dear Fellow Bally Gaming Stockholder:

We are pleased to report that, despite the continued resistance of the Bally Gaming board of directors, Alliance has continued advancing toward our goal of acquiring Bally Gaming and delivering superior and immediate value to our fellow stockholders.

We have just accepted $65 million in firm financing commitments to provide all the funding we need to close our $12.50 cash offer for $4.4 million shares of Bally Gaming common stock. These commitments are not conditioned on any due diligence concerning Bally Gaming and do not require any cooperation from Bally Gaming's management.

Furthermore, we anticipate obtaining all regulatory approvals required to close our tender offer by the end of September and delivering cash for the shares purchased immediately thereafter. Accordingly, we have extended our tender offer to September 29, 1995. At that time, we will have majority control of Bally Gaming and we expect to complete the merger of the two companies by Thanksgiving. We can then execute our strategic plan to capitalize on Bally Gaming's unrealized long-term potential.

We believe the table below dramatically shows the superiority of our offer over the lower-value, more conditional and less timely
WMS proposal embraced by Bally Gaming's directors:

Alliance                                WMS
--------                                ---

 . $12.50 cash offer for $4.4            . WMS stock for all
million shares -- $13.00 if Bally       shares; possible small
Gaming's break-up fee arrangement       cash distribution, if
with WMS is invalidated; Alliance       any, conditioned on
stock for the remainder                 potential sale of Bally
                                        Wulff above a specified
                                        price
                                  -2-
PAGE
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. Cash tender offer to be               . No plan to close before
completed by September 29; back-        January 31, 1996 (as set
end merger by Thanksgiving              forth in the WMS-Bally
                                        Gaming Merger Agreement);
                                        regulatory application
                                        not anticipated to be
                                        heard before November

 . Subject only to customary             . Conditioned on sale of
conditions                              Bally Wulff for a set
                                        minimum price

 . Back-end exchange ratio not           . Exchange ratio fixed up
set until merger, subject to an         front; Bally stockholders
appropriate collar; Bally Gaming        bear the risk of WMS
stockholders significantly pro-         stock price fluctuation
tected against Alliance stock
price fluctuations

 . Continuous unlimited Nevada           . Regulatory uncertainty;
gaming license for 25 years             received only two-year
                                        limited gaming license

Another important factor to consider is the value of the stock that makes up part of our offer. We are primarily a technology-driven company. As the country's largest gaming device route operator, we own and operate over 5,700 gaming devices, including our own highly sophisticated, proprietary machines. This route generates consistent and strong annual recurring cash flow, primarily from multi-year contracts with established businesses in prime locations.

With this stable cash flow as our base, we are very confident that once we have acquired Bally Gaming we can quickly and easily achieve an appropriate capital structure favorable to the long-term growth and profitability of the combined companies. This will enable us to take advantage of our superior technological resources and vision to rapidly bring to market advanced gaming devices and systems.

As for WMS, it has managed to obtain only a two-year probationary license to sell gaming devices in Nevada, despite its plea to the Nevada Gaming Control Board that "the company's future business would be severely limited" by such a time-restricted license (p. 161, Gaming Control Board hearing transcript, 8/9/95). This means that two years from now, WMS will have to again submit to a full regulatory review with no guarantee of approval. Thus, having sold off Bally Gaming's highly profitable international business -- and having given up Bally Gaming's existing unlimited



                                  -3-
PAGE
license -- the company could find itself, just two years from now, barred from its largest domestic gaming market.

You should also know that in addition to its two-year gaming license to do business in Nevada, WMS needs a separate change of control approval before it can acquire Bally Gaming. In August, WMS revealed before the Gaming Control Board that it expects this change of control application to be considered by the Board "in three, four [or] five months." Thus, based on its own statements, WMS expects to complete the regulatory approval process sometime between November 1995 and January 1996. Because of this lengthy interval, Bally Gaming stockholders will bear the risk of future fluctuations in the WMS stock price. Consider that the value of the WMS stock consideration has fluctuated between $12.86 and $10.04 per Bally Gaming share since the letter of intent was announced on April 18, 1995.

Finally, you should remember that in the announcement of its initial letter of intent with Bally Gaming, WMS stated that it would exchange 0.6 of its shares or higher for each Bally Gaming share. Instead, it lowered its offer. Other than for our presence, there is no guarantee they won't do it again.

Why would Bally Gaming's directors favor the inferior WMS offer? Self-interest may be at work here. Bally Gaming has disclosed that in connection with the proposed WMS merger, its three senior executives will receive in the aggregate at least $15 million in severance and other compensation. It is also worth noting that Bally Wulff is likely to be sold to a group of Bally Gaming's own directors.

Now that we have secured financing, we expect to close our offer by the end of September. We are prepared to seek your consent to remove Bally Gaming's directors should they continue to oppose our offer.

Approximately 1,000,000 shares have been tendered into our offer not including the one million shares we already own. If you have not already done so, please tender your shares into the Alliance Gaming offer so that we can continue to move forward. We look forward to your continued support.

      If you have any questions, please call Georgeson & Company Inc.
at (800) 223-2064.

                        Yours sincerely,


                         Steven Greathouse
                         Chairman, President and Chief Executive
                         Officer

































                                  -5-
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